LOAN SALE AGREEMENT

BY AND BETWEEN

FEDERAL DEPOSIT INSURANCE CORPORATION

AS RECEIVER OF NETBANK, ALPHARETTA, GEORGIA

AND

LEAF FUNDING, LLC

TABLE OF CONTENTS

Article I
Definitions

1.	Definitions	1

Article II
Purchase and Sale of Loans

2.1.	Terms and Conditions of Sale	10
2.2.	Closing and Payment of Purchase Price	10
2.3.	Allocation of Payments Made on Loans	10
2.4.	Adjustments to Purchase Price; Offsets Against Deposits	10
2.5.	Rebates and Refunds	11
2.6.	Interest Conveyed	11
2.7.	Retained Claims and Release	12
2.8.	Other Taxes	12

Article III
Transfer of Loan(s), Collateral Documents and Servicing

3.1.	Delivery of Documents	13
3.2.	Recordation of Documents	16
3.3.	Transfer of Servicing	16

Article IV
Representation and Warranties of Buyer

4.1.	Buyer's Authorization	18
4.2.	Compliance with Law	18
4.3.	Execution and Enforceability	18
4.4.	Representations Remain True	18

Article V
Covenants, Duties and Obligations of Buyer

5.1.	Servicing of Loans	19
5.2.	Assumption of Obligations	19
5.3.	Collection Agency/Contingency Fee Agreements	19
5.4.	Insured or Guaranteed Loans	19
5.5.	Buyer's Due Diligence	20
5.6.	Reporting to or for the Applicable Taxing Authorities	20
5.7.	Loans in Litigation	20
5.8.	Loans in Bankruptcy	21

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5.9.	Loan Related Insurance	22
5.10.	Loans with Escrow Accounts and Security Deposits	22
5.11.	Loans in which Seller was the Lead Lender in a Participated Loan	22
5.12.	Contracts for Deed	22
5.13	Leases	22
5.14.	Files and Records	22
5.15.	Reimbursement for Use of Seller's Employees	23
5.16.	Notice to Borrowers	23
5.17.	Notice of Claim	24
5.18.	Use of the FDIC's Name and Reservation of Statutory Powers	24
5.19.	Prior Servicer Information	24
5.20.	Release of Seller	24
5.21.	Indemnification	25
5.22.	Borrower as Buyer	25
5.23.	Accounts Payable/Brokerage Commissions	25
5.24.	Payment of Taxes	26
5.25.	Assignment of Servicing Agreements	26
5.26.	Purchase of Platform-related Assets and Liabilities	26

Article VI
Loans Sold "As Is" and Without Recourse

6.1.	Loans Sold "As Is"	27
6.2.	No Warranties or Representations with Respect to Escrow Accounts and Security Deposits	27
6.3.	No Warranties or Representations as to Amounts of Unfunded Principal	27
6.4.	Disclaimer Regarding Calculation or Adjustment of Interest on any Loan	27
6.5.	No Warranties or Representations with Regard to Due Diligence Data	27
6.6.	Buyer's Waiver of Cause of Action	27
6.7.	Intervening or Missing Assignments	28
6.8.	No Warranties or Representations as to Documents	28

Article VII
Repurchase by Seller at Buyer's Option

7.1.	Repurchases at Buyer's Option	29
7.2.	Securities Laws Right of Rescission	30
7.3.	Defects not Qualifying for Repurchase	30
7.4.	Notice to Seller	30
7.5.	Re-delivery of Note(s), Files and Documents	31
7.6.	Waiver of Buyer's Repurchase Option	31

Article VIII
Notices

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8.1.	Notices	32
8.2.	Article VII Notice	32
8.3.	All Other Notices	32

Article IX
Forfeiture of Earnest Money and Other Remedies

9.1.	Failure to Close	34

Article X
Miscellaneous Provisions

10.1.	Severability	35
10.2.	Construction	35
10.3.	Survival	35
10.4.	Governing Law	35
10.5.	Cost, Fees and Expenses	35
10.6.	Nonwaiver, Amendment and Assignment	35
10.7.	Drafting Presumption	35
10.8.	Controlling Agreement	35
10.9.	Venue	36
10.10.	Counterparts	36
10.11.	Waiver of Jury Trial	36
10.12.	Incorporation by Reference	36

Attachments

Attachment "A"---Schedule of Loans	A-1
Attachment "A-1"-Schedule of Loans	A-2
Attachment “A-2”-Schedule of Inchoate Agreements	A-3
Attachment "B"---Repurchase Percentages	B-1
Attachment "C"---Bill of Sale	C-1
Attachment "D"---Assignment and Assumption of Interests and Obligations	D-1
Attachment "E"---Assignment and Lost Instrument Affidavit	E-1
Attachment "F"---Affidavit and Assignment of Claim	F-1
Attachment "G"---Limited Power of Attorney	G-1
Attachment “H”---Servicing Agreements	H-1
Attachment “I”---Assignment of Leases	I-1
Attachment “J”---Master Assignment of Certain Loans and Leases	J-1

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LOAN SALE AGREEMENT

LOAN POOL NUMBER: NBF-1-07-010

THIS AGREEMENT, entered into this ___ day of November, 2007 by and between the Federal Deposit Insurance Corporation ("FDIC") as Receiver of NetBank, Alpharetta, Georgia (“Seller”) and LEAF Funding, LLC ("Buyer") sets forth the terms and conditions whereby Seller agrees to sell and Buyer agrees to purchase all those Loans set forth in the attached Schedule of Loans for the consideration herein stated.

NOW THEREFORE, Seller and Buyer agree and represent as follows:

Article I
Definitions

For purposes of this Agreement the following terms shall have the meanings indicated:

"Accounting Records" means the general ledger and supporting subsidiary ledgers and schedules.

"Advances" means the sum of all unreimbursed amounts advanced by or on behalf of the Failed Bank, Seller or Buyer for the benefit of a Borrower or a third-party advanced to meet required scheduled payments, or to protect the Noteholder's lien position or the Collateral, including payment of ad valorem taxes and hazard and forced placed insurance as permitted by the terms of any Loan sold hereunder.  Advances do not include Disbursements of Principal or Corporate Advances.

"Affidavit and Assignment of Claim" means an Affidavit and Assignment of Claim in the form of Attachment "F" to this Agreement.

"Agreement" means this Loan Sale Agreement and the Attachments hereto.

"Assignment and Assumption of Interests and Obligations" means an Assignment and Assumption of Interests and Obligations in the form of Attachment "D" to this Agreement.

"Assignment and Lost Instrument Affidavit" means an Assignment and Lost Instrument Affidavit in the form of Attachment "E" to this Agreement.

"Attachment" means any of the attachments to this Agreement.

"Bank Closing Date" means the close of business of the Failed Bank on the date on which the Chartering Authority closed such institution.

"Bid" means the offer to purchase one or more Loan Pool(s) that was submitted by Buyer and accepted by the Seller.

"Bid Amount" means, with respect to a Loan Pool, an amount equal to (i) the sum of the Book Values for all Loans in a Loan Pool, multiplied by (ii) the corresponding Bid Percentage.

"Bid Award Date" means the date the Bid Confirmation Letter is sent to Buyer by Seller.

“Bid Certification” means the document under such title provided to bidders and potential bidders as part of the Bid Package and executed or assented to by Buyer in connection with submitting a Bid.

"Bid Confirmation Letter" means the letter sent to Buyer by Seller confirming acceptance of a Bid submitted by Buyer.

"Bid Instructions" means the document under such title provided to bidders and potential bidders.

“Bid Package” means the documents that were provided to bidders and potential bidders for the sale of the Loans, including but not limited to the following:  (i) Invitation to Bid, (ii) Bid Instructions, (iii) Bid Certification, (iv) Purchaser Eligibility Certification, (v) this Agreement with all Attachments, and (vi) Loan Spreadsheet(s), all as the same may be modified, amended, revised or supplemented from time to time.

"Bid Percentage" means Buyer's offer, expressed as a percentage of Book Value, to purchase a Loan Pool.

"Bill of Sale" means a Bill of Sale in the form of Attachment "C" to this Agreement.

“Book Value” for Loans which are leases means the outstanding balance of "gross lease receivables" and "gross lease residuals" net of "unearned discount" as reflected on the books and records of NBBF as of the Calculation Date.

"Book Value" for Loans which are not leases means a Loan's unpaid principal balance as stated on the books and records of NBBF as of Bank Closing Date and adjusted by (i) subtracting payments of principal received by Seller or its predecessor on or before the Calculation Date (including any adjustments made as a result of a foreclosure sale on or before the Calculation Date as to which the Redemption Period, if any, expired on or before the Calculation Date), (ii) adding Disbursements of Principal made by Seller or its predecessor on or before the Calculation Date, and (iii) adding back any principal previously charged or written off by NBBF.  Book Value for pre-computed interest Loans shall include, in addition, the amount of outstanding earned and unearned interest for such Loans.  The Book Value shall not include any general or specific reserves on the books and records of NBBF.

"Borrower" means any obligor, guarantor or surety of any Loan or any other party liable for the performance of obligations associated with any Loan.

        "Business Day" means any day other than a Saturday, Sunday or federal legal holiday.

"Calculation Date" means October 31, 2007, which date shall be used to calculate the Purchase Price.

"Certificate re Other Taxes" means a certificate signed by the chief financial officer, chief accounting officer or other executive officer with knowledge of tax matters, or the general counsel, of Buyer certifying that under the applicable laws of (a) each relevant Foreign Jurisdiction, (b) any jurisdiction in which Buyer, its lending or other relevant office or agents may be located, or (c) any other jurisdiction,  (i) no Other Taxes are payable by Seller or Buyer, or if any such Other Taxes are payable, certifying the type and amount of such taxes, the party responsible for the payment thereof, the relevant taxing authority to which payment of such Other Taxes must be made and the timing for such payment as required by applicable law, and (ii) no tax forms or other information reports are required of the Seller, or if any such forms or reports are required, certifying the type of form, the relevant taxing authority and the deadline for such form or other report.

"Chartering Authority" means (i) with respect to a national bank, the Office of the Comptroller of the Currency, (ii) with respect to a federal savings association or savings bank, the Office of Thrift Supervision, (iii) with respect to a bank or savings institution chartered by a state, the agency of such state charged with primary responsibility for regulating and/or closing banks or savings institutions, as the case may be, (iv) the Corporation in accordance with 12 U.S.C. Section 1821(c), with regard to self appointment, or (v) the appropriate federal banking agency in accordance with 12 U.S.C. 1821(c)(9).

"Closing" means the simultaneous delivery by Seller and Buyer of documents and funds and the performance of the other acts herein provided to be performed on the Loan Sale Closing Date in order to effect the consummation of the Loan Sale.

"Collateral" means any and all collateral securing a Loan, including without limitation, any accounts receivable, inventory, property of any kind, whether real or personal (including but not limited to equipment and other physical assets), and any contract and other rights and interests of a Borrower pledged pursuant to or otherwise subject to any Collateral Document. Collateral does not include collateral which has been foreclosed on or before the Calculation Date and the Redemption Period, if any, has expired on or before the Calculation Date.

"Collateral Document" means each deed of trust, mortgage, assignment of production, security agreement, assignment of security interest, personal guaranty, corporate guaranty, letter of credit, pledge agreement, collateral agreement, loan agreement or other agreement or document, whether an original or copy or whether similar to or different from those enumerated, securing in any manner the performance or payment by any Borrower of its obligations or the obligations of any other Borrower under any Note evidencing a Loan.  Collateral Document does not include a deed of trust, mortgage, assignment of production, security agreement, assignment of security interest, pledge agreement or collateral agreement insofar as the collateral encumbered by such agreement has been foreclosed under such agreement on or before the
Calculation Date, and the Redemption Period, if any, has expired on or before the Calculation Date.

"Confidentiality Agreement" means the confidentiality agreement executed or assented to by Buyer in anticipation of gaining access to the documents  comprising the Bid Package and other documents related to the sale of the Loans.

"Contract for Deed" means an executory contract with a third party to convey real property.

"Corporate Advances" means the payment of appraisal fees, broker opinion fees, attorney fees and associated legal fees, foreclosure fees, trustee fees, property inspection fees, property preservation and operating cost fees, tax penalties, title policies, lien search fees or any other cost that can be directly associated with the collection and servicing of a Note.

"Corporation" means the Federal Deposit Insurance Corporation in its corporate capacity.

"Deconversion Date" means the date Loan servicing records are transferred to the system of records of the Buyer of Pool NBF-1-07-020, which date shall be a Business Day not later than sixty (60) calendar days after the Loan Sale Closing Date.

"Deficiency Balance" means the remaining unpaid principal balance of any Note purchased hereunder after crediting to it the proceeds of a foreclosure sale which occurred on or before the Calculation Date, and for which the Redemption Period, if any, expired on or before the Calculation Date.

"Disbursement of Principal" means incremental funding of loan proceeds under a Note, such as in the case of a revolving credit loan or a construction loan.

“Earnest Money Deposit” means the monies paid by or on behalf of Buyer to Seller prior to Loan Sale Closing Date in the amount and manner specified in the Bid Instructions contained in the Bid Package.

“Failed Bank” means any depository institution (i) which owned a Loan on the date on which the Chartering Authority closed such institution and (ii) for which the Corporation has been appointed Receiver.

"Foreign Loan" means a Loan regarding which the Borrower or any of the Collateral concerning the Loan is located in a country other than the United States.

"Foreign Jurisdiction" means any country, other than the United States, and any subdivision or other jurisdiction of or in such other country in which a Borrower or any Collateral is located.

“Inchoate Agreements” means those certain loans and leases set out in Attachment “A-2” to this Agreement.  The Inchoate Agreements are commercial non-real estate loans and equipment leases which, as of November 1, 2007 had not been funded by NBBF, but which, prior to November 1, 2007 either (a) have been formalized by the execution of loan, lease or other documents in which NBBF is lender, lessor or secured party, or (b) have been otherwise committed to or in the process of being committed to by NBBF as lender, lessor, or secured party.

"Internal Revenue Code" means the Internal Revenue Code of 1986 of the United States, as it may be amended from time to time.

“Invitation to Bid” means the document under such title provided to bidders and potential bidders as part of the Bid Package.

"Limited Power of Attorney" means the Limited Power of Attorney in the form of Attachment “G” to this Agreement.

"Loan(s)" means and includes: (a) any obligation evidenced by a Note or other evidence of indebtedness; (b) all rights, powers, liens or security interests of Seller in or under the Collateral Document(s); (c) any judgment founded upon a note to the extent attributable thereto and any lien arising therefrom; (d) any Contract for Deed and the real property which is subject to such Contract for Deed; (e) any lease and the related leased property, including, but not limited to, in the case of the purchase of Loan Pool NBF-1-07-010, those leases described in Attachment “I” to this Agreement; (f) all right, title and interest in and to any Deficiency Balance; and (g) any other asset or liability of whatever kind or type, all as identified on the attached Schedule of Loans, including without limitation, all rights arising therefrom or appurtenant thereto. Loan(s) do not include repossessed or foreclosed collateral (i) which was foreclosed on or before the Calculation Date and (ii) for which the Redemption Period, if any, expired on or before the Calculation Date.

"Loan File" means (i) all Failed Bank documents pertaining to any Loan, either copies or originals, that are in the possession of Seller excluding the Note, renewals of the Note and Collateral Documents and (ii) any files with respect to a Loan established and maintained by Seller's employee(s) or contractor(s) responsible for the management of that Loan following the closing of the Failed Bank, excluding Seller's internal memoranda and confidential communications between Seller and its legal counsel. The Loan File does not include other files maintained by other employees or agents of Seller, such as Seller's legal counsel.

"Loan Pool(s)" means one (or more) of the groups of Loans identified in the Schedule of Loans.

"Loan Sale" means the sale of Loans of the Failed Bank by Seller as described in the Bid Package.

"Loan Sale Closing Date" means a date selected by Seller, which date shall not be later than ten (10) Business Days after the Bid Award Date.

“Loan Spreadsheets” means information on the Loans provided to bidders and potential bidders as part of the Bid Package.

"Mortgaged Property" means the land, fixtures and improvements, if any, securing any Loan sold to Buyer under the terms and conditions of this Agreement.  Mortgaged Property does not include property repossessed or foreclosed on or before the Calculation Date as to which the Redemption Period, if any, expired on or before the Calculation Date.

“NBBF” means NetBank Business Finance, a division of NetBank, Alpharetta, Georgia.

"Non-Foreign Loan" means any Loan which is not a Foreign Loan.

"Non-Performing Loan(s)" means any Loan which is not a lease, other than a Performing Loan.

"Note" means each agreement, document and instrument evidencing a Loan, including without limitation, each promissory note, loan agreement, shared credit or participation agreement, inter-creditor agreement, letter of credit, reimbursement agreement, draft, bankers' acceptance, transmission system confirmation of transaction or other evidence of indebtedness of any kind evidencing each Loan (including loan histories, affidavits, general collection information, correspondence and comments pertaining to such obligation).

"Noteholder" means the holder of a Note.

"Obligations" means all obligations and commitments of Seller relating to a Loan and arising under and in accordance with the relevant Note(s) or Collateral Documents relating thereto, including without limitation the commitment to make advances of funds to or for the benefit of a Borrower.

"Other Taxes" means any taxes, assessments, levies, imposts, duties, deductions, fees, withholdings or other charges of whatever nature, including interest and penalties thereon, required to be paid to any taxing authority of or in (a) any Foreign Jurisdiction, (b) any jurisdiction in which Buyer, its lending or other relevant office or agents may be located under the applicable laws of such Foreign Jurisdiction or (c) any other jurisdiction, with respect to the sale and transfer of the Loans, the Collateral Documents or the rights in the Collateral or the assignment and assumption of Obligations thereunder, including without limitation any withholding taxes payable by virtue of the sale of the Loans at a discount from Book Value and any value-added taxes.  The term “Other Taxes” does not encompass the defined term “Taxes.”

"Participated Loan" means any Loan subject to a shared credit, participation or similar inter-creditor agreement under which the Failed Bank was lead or agent financial depository institution or otherwise managed the credit or sold participations, or under which the Failed Bank was a participating financial depository institution or purchased participations in a credit managed by another.

"Platform-related Assets and Liabilities" means the assets and liabilities listed on Attachment "A-1" to this Agreement.

"Performing Loan" means any Loan which is not a lease, for which the last payment of principal, interest and any escrow amounts that is required to be paid by the terms of the Note or Collateral Documents is less than sixty days past due (for matured loans, less than thirty days past due) as of the Calculation Date as shown on the Schedule of Loans attached hereto as Attachment "A," regardless of whether such Loan is in a Loan Pool consisting primarily of Performing Loans or consisting primarily of Non-Performing Loans.

"Property" means the real or personal property securing any Loan contained in a Loan Pool.   Property does not include property repossessed or foreclosed on or before the Calculation Date as to which the Redemption Period, if any, expired on or before the Calculation Date.

"Purchase Price" means an amount equal to the sum of (i) the Bid Amount, plus (ii)   any Advances made by NBBF, the Failed Bank or Seller, plus, as regards Loans which are not leases (iii) Disbursements of Principal made by Seller that are not included in the Book Value,  plus (iv) interest calculated on the Book Value and at the rate payable for each Performing Loan (except those with pre-computed interest) from the interest "paid-to date" to, but not including, the Loan Sale Closing Date, plus, as regards the Loans, (v) a credit for any assumption of the liability for security deposits and escrow deposits as provided in Section 5.10, plus (vi) a credit for any net liabilities (liabilities less assets) assumed by Buyer pursuant to Sections 5.23 and 5.24, and plus or minus, only in the event of the purchase of Loan Pool NBF-1-07-010 (vii) any debit or credit, as applicable, with respect to the Platform-related Assets and Liabilities as set forth in Section 5.26.  No amount with respect to unpaid interest shall be due for Non-Performing Loans.

"Purchaser Eligibility Certification" means the document under such title provided to bidders and potential bidders as part of the Bid Package and executed by Buyer in connection with the Loan Sale.

“Receiver” means the Federal Deposit Insurance Corporation as Receiver of NetBank.

"Redemption Period" means the applicable state statutory time period, if any, during which a foreclosed owner may buy back foreclosed real property from the foreclosure sale purchaser.  Not all states provide for a Redemption Period.  The length of a Redemption Period may vary among the states which do provide for a Redemption Period.  The law of the state in which the real property is located is the applicable law in determining whether there is a Redemption Period and if so, how long it is.

"Related Party" means any party related to the Borrower in the manner delineated in 26 U.S.C.A 267(b) and the regulations promulgated thereunder, as such law and regulations may be amended from time to time.

"Repurchase Percentage" means the Repurchase Percentage indicated on Attachment "B" to this Agreement.

"Repurchase Price" means, with respect to any Loan, an amount equal to the sum of (i) the Bid Amount, adjusted to reflect changes to Book Value in accordance with Section 2.4 hereof, for the Loan Pool containing such Loan, multiplied by the Repurchase Percentage, plus (ii) any Advances on such Loan included in the Purchase Price, plus (iii) any interest on such Loan that is not a lease included in the Purchase Price, minus (iv) the total of amounts received after the Calculation Date by Buyer for such Loan, regardless of how applied, plus (v) Advances made by Buyer, plus (vi) total Disbursements of Principal regarding such Loan which is not a lease made by Seller that are not included in the Book Value, minus, as regards the Loans, (vii) any amount credited to Buyer by Seller for security deposits and escrow deposits as provided in Section 5.10, accounts payable and brokerage commissions as provided in Section 5.23 and Taxes as provided in Section 5.24 which is attributable to the repurchased Loan.  The amount to be subtracted for security deposits, escrow deposits, accounts payable, brokerage commissions and Taxes as provided in this paragraph will not be subtracted in the event Buyer has actually paid such amounts on the repurchased Loan and Buyer provides evidence satisfactory to Seller that such amounts have been paid.

"Schedule of Loans" means the list of all Loans that are the subject of this transaction appended to this Agreement as Attachment "A" and in addition, if the Buyer purchases Loan Pool NBF-1-07-010, the list of Loans appended to this Agreement as Attachment "A-1."

“Servicing Agreements” means the two Servicing Agreements described on Attachment “H” to this Agreement.

"Settlement Date" means a date determined by Seller upon which final adjustments will be made to the Purchase Price pursuant to Section 2.4 hereof. Any Settlement Date determined by Seller shall be a Business Day not later than one hundred eighty (180) calendar days after the Loan Sale Closing Date.

"Significant Environmental Contamination" means the presence at, in or under a Mortgaged Property, at a level or in an amount that poses a threat to human health or the environment sufficient to prompt a regulator to require remediation under any federal or state law, of any substance defined as a "hazardous substance" under Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601(14), and including lead-based paint and petroleum, including crude oil or any fraction thereof that is liquid at standard conditions of temperature and pressure.

“Taxes” means sales taxes and personal property taxes assessed against Seller regarding the Loans, which sales taxes and personal property taxes remain unpaid by the Seller as of the Calculation Date, or become due and payable after the Calculation Date.

"Transfer Documents" means the endorsements and allonges to Notes, Assignment and Lost Instrument Affidavits (if applicable), assignments, deeds and other documents of assignment, conveyance or transfer required under the laws of any jurisdiction within the United States to evidence the transfer to Buyer of the Loans, the Collateral Documents and Seller’s rights with respect to the Loans and the Collateral. Transfer Documents do not include this Agreement, the Bill of Sale, and the Assignment and Assumption of Interests and Obligations.

"Uniform Commercial Code" means the uniform law governing commercial transactions as adopted by the State of New York.

Article II
Purchase and Sale of Loans

2.1. Terms and Conditions of Sale. Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase and accept from Seller, all the right, title and interest of Seller, subject to the provisions of Section 3.3, as of the Loan Sale Closing Date, in and to each Loan in the Loan Pool(s) on a servicing-released basis, and all rights in the Property pursuant to the Collateral Documents.  Seller agrees to assign and Buyer agrees to assume (a) all of the Obligations of the Failed Bank or Seller under and with respect to all the Notes and Collateral Documents and (b) all the other obligations of Buyer set out in this Agreement. Such sale, assignment, transfer and conveyance by Seller and the purchase, acceptance and assumption by Buyer shall occur at and as of the Loan Sale Closing Date, and shall be on the terms and subject to the conditions set forth in this Agreement, including without limitation, the payment by Buyer of the Purchase Price.

NBBF will not enter into any new loan or lease beginning November 1, 2007.  Beginning November 1, 2007, NBBF will refer to the Buyer all inquiries it receives from potential borrowers or lessees regarding new loans or leases.  It will be the Buyer’s decision as to whether to enter into a loan or lease with the inquirer and whether to fund such loan or lease.

NBBF will assign the Inchoate Agreements to Buyer by an assignment in the form of Attachment "J" to this Agreement.  The Buyer has no right to call upon Seller to repurchase the Inchoate Agreements under the provisions of Article VII of the Agreement.

2.2. Closing and Payment of Purchase Price. The Closing shall occur on the Loan Sale Closing Date, and, at Seller's option, be either by mail or conducted in person at a place designated by Seller. Buyer shall pay to Seller at the Closing, by wire transfer of immediately available funds the amount of the Purchase Price less the Earnest Money Deposit previously paid by Buyer. Wire transfers shall be made to Seller's account in accordance with such instructions as Seller shall notify to Buyer in writing on or prior to the Loan Sale Closing Date.

2.3. Allocation of Payments Made on Loans. All payments received by Seller on account of any of the Loans on or before the Calculation Date shall belong to Seller. All payments received by Seller on account of the Loans after the Calculation Date shall belong to Buyer. In the event that a check Seller has received with respect to a Loan on or before the Calculation Date is dishonored before or after the Calculation Date, an adjustment to the Purchase Price in Seller's favor in the amount of the dishonored check shall be made within ten (10) days of notification by Seller to Buyer that a check has been dishonored. In the event Seller deposits a check received after the Calculation Date and issues a check or other payment therefor to Buyer, Buyer shall bear the risk that any such check will be dishonored and Buyer shall reimburse Seller within ten (10) Business Days after receipt of notice by Seller to Buyer that such check was dishonored.

2.4. Adjustments to Purchase Price; Offsets Against Deposits.

(a) On or before the Settlement Date, Seller shall provide Buyer with a statement(s) setting forth adjustments to the Purchase Price that Buyer or Seller discovers reflecting (1) any changes in the Book Value (i) because of miscalculations, misapplied payments, unapplied payments, unrecorded Disbursements of Principal disbursed on or before the Calculation Date, or other accounting errors; or (ii) resulting from a final court decree, unappealable regulatory enforcement order or other similar action of a legal or regulatory nature effective on or before the Calculation Date, or (iii) resulting from a foreclosure sale which occurred on or before the Calculation Date for which the Redemption Period, if any, expired on or before the Calculation Date; and (2) any unreimbursed Advances or Disbursements of Principal disbursed after the Calculation Date that were not previously included in the Purchase Price. No adjustment to Purchase Price will be made for (a) any changes resulting from any calculation or adjustment of interest on any Loan as provided in Section 6.4 hereof, or (b) any payment of Taxes as provided in Section 5.24. Any monies due Buyer or Seller as a result of any adjustments made pursuant to Section 2.4(a)(1) hereof will be calculated by multiplying the resulting net change in Book Value by the Bid Percentage. Any monies due Seller as a result of any adjustments made pursuant to Section 2.4(a)(2) will be equal to 100% of the aggregate amount of payments not previously included in the Purchase Price. The total aggregate amount owed to Seller shall be subtracted from the total aggregate amount owed to Buyer. If the resulting amount is a positive number, Seller shall pay such amount to Buyer, and if the resulting amount is a negative number, Buyer shall pay such amount to Seller as if such number were a positive number. Any monies due Buyer or Seller will be paid no later than ten (10) Business Days after the Settlement Date. Buyer shall adjust its servicing records to reflect any changes to the unpaid principal balance of any Loan made pursuant to this Section 2.4(a).

(b) With respect to any Loan, Seller reserves the right to permit or require offsets against deposit accounts of the Failed Bank. If allowed by Seller, such offsets will be retroactive to the date such Failed Bank closed. At such time as an offset is effected, Seller will give notice of such to Buyer and pay Buyer the amount of the offset on a dollar-for-dollar basis and Buyer shall credit such amount to the Loan according to the terms and conditions of the applicable Note(s) as of Bank Closing Date.

2.5. Rebates and Refunds. Buyer is not entitled to any rebates or refunds from Seller from any pre-computed interest Loan regardless of when the Note matures. Further, on pre-computed interest Loans, Seller will not refund any unearned discount amounts to Buyer.

2.6. Interest Conveyed. Seller shall convey all of its right, title and interest in and to each Loan.  In the event a foreclosure occurs after the Calculation Date, or occurred on or before the Calculation Date, but the Redemption Period had not expired on or before the Calculation Date, Seller shall convey to Buyer the Deficiency Balance, if any, together with the net proceeds, if any, of such foreclosure sale. If Seller was the purchaser at such foreclosure sale, Seller shall convey to Buyer the Deficiency Balance, if any, together with a quitclaim deed to the property purchased at such foreclosure sale. Buyer acknowledges and agrees that Buyer shall not acquire any interest in or to any such property which was foreclosed by Seller or any of its predecessors-in-interest on or before the Calculation Date and for which the Redemption Period, if any, had expired on or before the Calculation Date; nor shall Buyer acquire any interest in or to any performance or completion bond filed with any governmental entity for the purpose of ensuring that improvements constructed or to be constructed on such property are completed in accordance with any governmental regulation(s) or building requirement(s) applicable to the proposed or completed improvement.

2.7. Retained Claims and Release. Buyer and Seller agree that the sale of the Loans pursuant to this Agreement will exclude the transfer to Buyer of all right, title and interest of Seller in and to any and all claims of any nature whatsoever that might now exist or hereafter arise, whether known or unknown, that Seller has or might have (a) against officers, directors, employees, insiders, accountants, attorneys, other persons employed by Seller or the Failed Bank and any of its predecessors, underwriters or any other similar persons who have caused a loss to Seller or the Failed Bank and any of its predecessors in connection with the initiation, origination or administration of a Loan, (b) against any appraisers, accountants, auditors, attorneys, investment bankers or brokers, loan brokers, deposit brokers, securities dealers or other professional individuals or entities who performed services for the Seller or the Failed Bank or any of its predecessors, relative to a Loan, (c) against any third parties involved in any alleged fraud or other misconduct relating to the making or servicing of a Loan or (d) against any appraiser or other party from whom Seller or any servicing agent contracted for services or title insurance in connection with the making, insuring or servicing of a Loan.

2.8. Other Taxes. Notwithstanding that Other Taxes may, under applicable law, be assessed against and payable by Seller, Buyer hereby agrees to accept responsibility for and to pay, on its own behalf or on behalf of Seller, as the case may be, any and all Other Taxes, and Seller shall have no obligation to reimburse Buyer therefor. Payment of Other Taxes shall not affect the Purchase Price.  Within thirty days after the Loan Sale Closing Date, Buyer shall deliver to Seller a Certificate re Other Taxes in accordance with Section 3.1 hereof. In the event that the Certificate re Other Taxes shall prove to have been incorrect or for any other reason Buyer becomes aware of Other Taxes due, Buyer shall promptly notify Seller and shall pay such Other Taxes in accordance with the provisions of this Section 2.8. In the event that Other Taxes shall be payable, Buyer shall make payment thereof to the relevant taxing authorities when due, identifying to such authorities in appropriate manner and in accordance with applicable law the nature of the payment and identifying the party on whose behalf the payment is being made. In the event that, under applicable law, Buyer shall be unable to make payment of Other Taxes on behalf of Seller, then Buyer shall promptly notify Seller thereof and Seller may, at its sole option, grant to Buyer a limited power of attorney, in such form as Seller shall determine, solely for the purpose of making payment of such Other Taxes and filing information returns with respect thereto as agent for Seller. Buyer shall notify Seller, in accordance with the provisions of Article VIII of this Agreement, promptly after payment of any Other Taxes that such payment has been made.

Article III
Transfer of Loan(s), Collateral Documents and Servicing

3.1. Delivery of Documents. Buyer and Seller agree to execute and deliver to one another the following files and documents:

(a)           At Closing, Buyer shall deliver to Seller:

1.           Two originals of the Assignment and Assumption of Interests and Obligations, in the form of Attachment "D" to this Agreement, executed by Buyer.

2.           A corporate resolution certified by Buyer's corporate secretary or, if Buyer is not a corporation, other evidence satisfactory to Seller as to Buyer's authority: (i) to purchase the Loans and assume the Obligations thereunder, and (ii) to execute and deliver this Agreement and all related instruments required to consummate the transactions contemplated hereby and to carry out all of its obligations hereunder (including a certificate of incumbency of any person who executes any document on behalf of Buyer).

3.           Two originals of this Agreement executed by Buyer.

4.	Two originals of the Assignment of Leases, in the form of Attachment “I” to this Agreement, executed by Buyer.

5.	Two originals of an Assignment of Servicing Agreements as described in Section 5.25 of this Agreement, executed by Buyer.

6.           Other documents as Seller may reasonably require as evidence of
Buyer's good standing, existence or authority.

(b)           At Closing, Seller shall deliver to Buyer:

1.           A Bill of Sale transferring all of Seller's right, title and interest in and to the Loans to Buyer, in the form of Attachment "C" to this Agreement, executed by Seller.

2.           Two originals of the Assignment and Assumption of Interests and Obligations, in the form of Attachment "D" to this Agreement, executed by Seller.

3.           Two originals of this Agreement executed by Seller.

4.	Two originals of the Assignment of Leases, in the form of Attachment “I” to this Agreement, executed by Seller.

5.	Two originals of an Assignment of Servicing Agreements as described in Section 5.25 of this Agreement, executed by Seller.

6.           Such Transfer Documents executed by Seller as Seller elects to deliver at Closing.

(c)           Within thirty days after the Loan Sale Closing Date, Buyer shall deliver the Certificate re Other Taxes to Seller, if applicable.

(d)           Within a reasonable time after the Loan Sale Closing Date, Seller shall deliver to Buyer the Note, the Loan File(s) and Collateral Document(s) pertaining to the Loan(s) sold.

(e)           After Closing, Seller, in Seller’s sole discretion, may elect to grant a Limited Power of Attorney to selected Buyer employees.  If Seller elects to grant such a Limited Power of Attorney, Seller will provide it to Buyer within a reasonable time after the Loan Sale Closing Date.  If Buyer is granted such a Limited Power of Attorney, Buyer, at Buyer’s expense, will prepare and execute on behalf of Seller, within a reasonable time after the Loan Sale Closing Date, all Transfer Documents not delivered by Seller to Buyer at Closing.  All Transfer Documents prepared by Buyer shall be in appropriate form suitable for filing or recording (if applicable) in the relevant jurisdiction and otherwise subject to the limitations set forth herein, and Buyer shall be solely responsible for the preparation, contents and form of such documents.  Buyer hereby releases Seller from any loss or damage incurred by Buyer due to the contents and form of any documents prepared by Buyer and shall indemnify and hold Seller harmless for any action or cause of action by any person, including Buyer, arising out of the contents or form of the Transfer Documents, including without limitation, any claim relating to the adequacy or inadequacy of any of such documents or instruments for the purposes thereof.

The form which Buyer shall use for endorsing promissory notes or preparing allonges to promissory notes is as follows:

Pay to the order of

Without Recourse

FEDERAL DEPOSIT INSURANCE CORPORATION AS RECEIVER OF NETBANK

By:
Name:
Title:                      Attorney-in-Fact

All other documents of assignment, conveyance or transfer shall contain this sentence:  “This assignment is made without recourse, representation or warranty, express or implied, by the FDIC in its corporate capacity or as Receiver.”

(f)           In the event Seller elects not to provide Buyer with a Limited Power of Attorney in accordance with Section 3.1(e), then all Transfer Documents not delivered by Seller to Buyer at Closing shall be prepared and executed by one of the following methods, at Seller’s option:

1.           Seller, at Seller’s expense, will prepare and execute all endorsements and allonges to Notes or Assignment and Lost Instrument Affidavits (if applicable) not delivered by Seller to Buyer at Closing and provide them to Buyer within a reasonable time after the Loan Sale Closing Date.  Buyer, at Buyer’s expense, will prepare all other Transfer Documents not delivered by Seller to Buyer at Closing and shall deliver such documents to Seller for execution within a reasonable time after the Loan Sale Closing Date.  All Transfer Documents prepared by Buyer shall be subject to the terms and conditions for Transfer Documents specified in Section 3.1(e) above.  If any Transfer Document delivered by Buyer to Seller for execution is unacceptable to Seller for any reason whatsoever, Seller may return such document to Buyer along with an explanation as to why the document is unacceptable to Seller.  When requesting execution of any such document, Buyer shall furnish Seller with the Loan Pool and the Loan numbers set forth on the Schedule of Loans, and a copy of the Note(s), a copy of the Collateral Document(s) or other document(s) to be transferred, and copies of any previous assignments of the applicable Collateral Document or other document; or

2.           Seller, at Seller’s expense, will prepare and execute all Transfer Documents not delivered by Seller to Buyer at Closing and provide them to Buyer within a reasonable time after the Loan Sale Closing Date.  Seller shall furnish all such documents to Buyer in appropriate form suitable for filing or recording (if applicable) in the relevant jurisdiction and otherwise subject to the limitations set forth herein.

(g)           As to Foreign Loans, Buyer, at its own expense, must retain counsel who are licensed in the Foreign Jurisdiction(s) involved with the Foreign Loans.  Such foreign counsel must draft the documents necessary to assign the Foreign Loans to Buyer.  Documents presented to Seller to assign Foreign Loans to Buyer must be accompanied by a letter on the foreign counsel's letterhead, signed by the foreign counsel preparing those documents, certifying that those documents conform to all the laws of the Foreign Jurisdiction.  Each such document and instrument shall be delivered to Seller in the English language, provided, however, that any document required for its purposes to be executed by Seller in a language other than the English language shall be delivered to Seller in such language, accompanied by a translation thereof in the English language, certified as to its accuracy by an executive officer or general counsel of Buyer and, if such executive officer or general counsel shall not be fluently bilingual, by the translator thereof.

(h)           Nothing contained herein or elsewhere in this Agreement shall require Seller to make any agreement, representation or warranty or provide any indemnity in any such document or instrument or otherwise, nor is Seller obligated to obtain any consents or approval to the sale or transfer of (i) the Loans or the related servicing rights, if any, (ii) the Servicing Agreements described in Attachment “H,” or (iii) the assumption by the Buyer of the Obligations or any of the other obligations described in this Agreement.

(i)           Seller agrees to execute any additional documents required by applicable law or necessary to effectively transfer and assign any and all Loans to Buyer.  Seller shall have no obligation to provide, review or execute any such additional documents unless the same shall have been requested of Seller within 365 calendar days of the Loan Sale Closing Date.

3.2.           Recordation of Documents. Buyer shall be responsible for, and agrees to promptly deliver, at its sole cost and expense, all appropriate documents and instruments with respect to each Loan for recordation or filing in the appropriate land, chattel, Uniform Commercial Code, and other records of the appropriate county, state and/or other jurisdiction(s) or Foreign Jurisdiction to effect the transfer of the Loans and the Collateral Documents and all rights in Collateral, and to render legal, valid and enforceable the obligations of the Borrower(s) to the Buyer and the assumption by the Buyer of any Obligations related to a Loan arising under and in accordance with the relevant Note and Collateral Documents.  Seller shall, if such is affirmatively required under the applicable laws of a relevant Foreign Jurisdiction, take such actions as are necessary in such Foreign Jurisdiction to effect the purposes of this Article III.  In accordance with Section 2.8 hereof, Buyer shall be responsible for and shall pay any and all Other Taxes, fees, costs and expenses incurred in connection therewith, including without limitation notarization fees and stamp, transfer and similar Other Taxes or fees.

3.3.           Transfer of Servicing. The Loans are hereby sold and conveyed to Buyer on a servicing-released basis.  In the event a successful bidder acquires Loan Pool NBF-1-07-010, the servicing will be transferred to the Buyer on the Loan Sale Closing Date.

In the event a successful bidder acquires Loan Pool NBF-1-07-020, Seller will provide interim servicing of the Loans on Buyer’s behalf from the Loan Sale Closing Date through the Deconversion Date.  The interim servicing provided by Seller will conform to industry standards.   Seller’s performance of this interim servicing shall cease on the Deconversion Date.

Seller will appoint Buyer as its subservicer, and Buyer will serve as Seller’s subservicer during the interim servicing period from Loan Sale Closing Date through the Deconversion Date.  On the Loan Sale Closing Date Seller will make available to Buyer or will provide Buyer with the NBBF system(s) used to service Loans.  Seller will pay Buyer to subservice the Loans only for the thirty (30) calendar-day period beginning on the Loan Sale Closing Date.  Seller will not pay Buyer for subservicing beginning the thirty-first (31st) day from the Loan Sale Closing Date (the Loan Sale Closing Date being the first day of the thirty-one days) through the Deconversion Date.  Seller will pay Buyer for subservicing for the thirty (30)

 calendar period beginning on the Loan Sale Closing Date on the following basis:  Seller will reimburse Buyer for expenses incurred by Buyer in connection with Buyer’s subservicing duties which the Seller reasonably determines are actual, reasonable and necessary, including expenses of photocopying, postage and express mail, data processing and employee services (based upon the number of hours spent performing subservicing duties) but not including overhead or other administrative expenses related to such employee services.  All of such subservicing expenses submitted to Seller for reimbursement must be documented by evidence, satisfactory to Seller, supporting the basis for such expenses.  Promptly upon request by Seller, Buyer shall supply Seller with any additional evidence that Seller may request.

From and after the Loan Sale Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans shall pass to the Buyer, and Seller shall be discharged from all liability therefor, including any liability arising from any interim servicing provided by Seller pursuant to this Section 3.3.

Article IV
Representation and Warranties of Buyer

Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Loan Sale Closing Date:

4.1.           Buyer's Authorization. Buyer and the undersigned duly authorized representative of Buyer, acting individually, represent that Buyer is authorized to enter into this Agreement and that all laws, rules, regulations, charter provisions and bylaws to which Buyer may be subject have been duly complied with, and that such representative is authorized to act upon behalf of and bind Buyer to the terms of this Agreement.

4.2.           Compliance with Law. Neither Buyer nor any of its subsidiaries is in violation of any statute, regulation, order, decision, judgment or decree of, or any restriction imposed by, the United States of America, any State, municipality or other political subdivision or any agency of any of the foregoing, or any court or other tribunal having jurisdiction over Buyer or any of its subsidiaries or any assets of any such person, or any foreign government or agency thereof having such jurisdiction, with respect to the conduct of the business of Buyer or of its subsidiaries, or the ownership of the properties of Buyer or any of its subsidiaries, which, either individually or in the aggregate with all other such violations, would materially and adversely affect the business, operations or condition (financial or otherwise) of Buyer or the ability of Buyer to perform, satisfy or observe any obligation or condition under this Agreement. Neither the execution and delivery nor the performance by Buyer of this Agreement will result in any violation by Buyer of, or be in conflict with, any provision of any applicable law or regulation, or any order, writ or decree of any court or governmental authority.

4.3.           Execution and Enforceability. This Agreement has been duly executed and delivered by Buyer and when duly authorized, executed and delivered by Seller, this Agreement will constitute a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

4.4.           Representations Remain True. Buyer represents and warrants that all information and documents provided to Seller or its agents by or on behalf of Buyer in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the Purchaser Eligibility Certification, the Bid Certification, and the Confidentiality Agreement, are true and correct in all material respects and do not fail to state any fact necessary to make the information contained therein not misleading.

Article V
Covenants, Duties and Obligations of Buyer

5.1.           Servicing of Loans.From and after the Loan Sale Closing Date if the Buyer purchases Loan Pool NBF-1-07-010, or the Deconversion Date if the Buyer purchases Loan Pool NBF-1-07-120, Buyer shall comply with all state and federal laws and the laws of any Foreign Jurisdiction applicable with respect to the ownership and/or servicing of the Loans, including, without limitation, the Fair Debt Collection Practices Act (15 U.S.C. § 1692 et seq., as amended) and similar state requirements, rules and regulations, and shall abide by and be subject to all of the terms and conditions of the Collateral Documents and other instruments and documents governing or relating to the Loans and/or the servicing rights and other rights thereunder.

5.2.           Assumption of Obligations. Buyer accepts and assumes and expressly agrees to perform in accordance with the terms, all Obligations related to the Loans and Collateral Documents, including without limitation, all Obligations for Disbursements of Principal, and Buyer hereby expressly agrees to indemnify, defend and hold harmless the Failed Bank, Seller and Seller's agents and employees from and against any claims, demands and causes of action arising out of claims of breach or default by Buyer of such Obligations.

5.3.           Collection Agency/Contingency Fee Agreements. Buyer takes the Loan(s) subject to any agreements with collection agencies currently in force or contingency fee agreements with attorneys and agrees to fulfill all Obligations of Seller thereunder. Buyer hereby indemnifies and agrees to hold Seller harmless from and against any and all claims, demands, losses, damages, penalties, forfeitures or judgments made or rendered against Seller or any legal fees or other costs, fees or expenses incurred by Seller arising out of or based upon such agreements with collection agencies or contingency fee agreements with attorneys. Buyer agrees to notify Seller within ten (10) Business Days of notice or knowledge of any such claim or demand.

5.4.           Insured or Guaranteed Loans. If any Loans being transferred pursuant to this Agreement are insured or guaranteed by any department or agency of any governmental unit, federal, state or local and such insurance or guaranty is not being specifically terminated by Seller, Buyer represents that Buyer has been approved by such agency and is an approved lender or mortgagee, as appropriate, if such approval is required or, if Buyer has not been approved, Buyer recognizes that any such insurance or guarantees may be terminated. Buyer further assumes full responsibility for determining whether or not such insurance or guarantees are in full force and effect on the date of this Agreement and with respect to those Loans whose insurance or guaranty is in full force and effect on the date of this Agreement, Buyer assumes full responsibility for doing all things necessary to insure such insurance or guarantees remain in full force and effect. Buyer agrees to assume all of Seller's Obligations under the contract(s) of insurance or guaranty, agrees to indemnify and hold Seller harmless from and against any claims of breach thereof after the Closing and agrees to cooperate with Seller where necessary to complete forms required by the insuring or guaranteeing department or agency to effect or complete the transfer to Buyer.

5.5.           Buyer's Due Diligence. Buyer represents that it has made an independent evaluation of the Loans and Loan Files and/or any electronic data made available to it pertaining to the Loans being purchased hereunder. Buyer also represents that it has conducted such other investigations as it deems appropriate and as are consistent with the terms of the Confidentiality Agreement executed or assented to by Buyer in connection with this transaction, including, without limitation, searches of Uniform Commercial Code, title, court, bankruptcy and other public records. Buyer agrees and represents that it is entering into this Agreement solely on the basis of its own investigations and its judgment as to the nature, validity, enforceability, collectibility and value of the Loans and all other facts material to their purchase, including, but not limited to the legal matters and risks relating to the collection and enforcement, and the performance of Obligations in any Foreign Jurisdiction. Buyer further acknowledges that no employee or representative of Seller has been authorized to make any statements or representations other than those specifically contained in this Agreement.

5.6           Reporting to or for the Applicable Taxing Authorities.   The Buyer of Loan Pool NBF-1-07-010 or NBF-1-07-020 will be responsible for submitting all Internal Revenue Service information returns related to the Loans sold hereunder for all of 2007.  The Buyer of Loan Pool NBF-1-07-010 will prepare and submit those returns at its own expense.  The Buyer of Loan Pool NBF-1-07-020 will be reimbursed by the Seller for the Buyer’s reasonable costs attributable to preparing and submitting the returns for 2007 on the following basis:   the Seller will reimburse Buyer for expenses which the Seller reasonably determines are actual, reasonable and necessary, including expenses of photocopying, postage and express mail, data processing and employee services (based upon the number of hours spent performing such duties) but not including overhead or other administrative expenses related to such employee services.  All of such expenses submitted to Seller for reimbursement must be documented by evidence, satisfactory to Seller, supporting the basis for such expenses.  Promptly upon request by Seller, Buyer shall supply Seller with any additional evidence that Seller may request.

Buyer shall be responsible for submitting all information returns required under applicable laws of any Foreign Jurisdiction, to the extent such are required to be filed by Buyer or Seller under such laws, relating to the Loans, for the calendar or tax year in which the Closing occurs and thereafter.

5.7.           Loans in Litigation. With respect to any Loan sold pursuant to this Agreement, which is the subject of any type of pending litigation, Buyer shall notify Seller's Regional Counsel, 1601 Bryan Street, Dallas, Texas 75201, within fifteen (15) Business Days of the  Loan Sale Closing Date of the name of the attorney selected by Buyer to represent Buyer's interests in the litigation. Buyer shall, within fifteen (15) Business Days of the Loan Sale Closing Date, notify the clerk of the court or other appropriate official and all counsel of record that ownership of the Loan was transferred from Seller to Buyer. Buyer shall have its attorney file appropriate pleadings and other documents and instruments with the court or other appropriate body within twenty (20) Business Days of the Loan Sale Closing Date, substituting Buyer's attorney for Seller's attorney and also removing Seller as a party to the litigation and substituting Buyer as the real party-in-interest. Except as provided in the next succeeding sentence, should Buyer fail to comply with the provisions of this section within twenty (20) Business Days after the Loan Sale Closing Date, Seller may, at its option, dismiss with or without prejudice or withdraw from, any such pending litigation.

In the event that Buyer shall be unable, as a matter of applicable law, to cause Seller to be replaced by Buyer as party-in-interest in any such litigation, Buyer shall provide to Seller's Regional Counsel at the address specified above within twenty (20) Business Days of the Loan Sale Closing Date a legal opinion of Buyer's legal counsel, qualified in the relevant jurisdiction, to such effect and stating the reasons for such failure.  In such event, (i) Buyer shall cause its attorney to conduct such litigation at Buyer's sole cost and expense; (ii) Buyer shall cause the removal of Seller and substitution of Buyer as party-in-interest in such litigation at the earliest time possible under applicable law; (iii) Buyer shall use its best efforts to cause such litigation to be resolved by judgment or settlement in as reasonably efficient a manner as practical; (iv) Seller shall cooperate with Buyer and Buyer's attorney as reasonably required in Seller's sole judgment to bring such litigation or any settlement relating thereto to a reasonable and prompt conclusion; (v) no settlement shall be agreed upon by Buyer or its agents or counsel without the express prior written consent of Seller, unless such settlement includes an irrevocable and complete waiver and release of any and all potential claims against Seller in relation to such litigation or the subject Loans or Obligations by any person, including without limitation Buyer and any Borrower, and any and all losses, liabilities, claims, causes of action, damages, demands, taxes, fees, costs and expenses relating thereto are expressly agreed, duly, validly and enforceably, to be paid by Buyer without recourse of any kind to Seller; and (vi) Buyer shall pay all costs and expenses of Seller and Seller's counsel, if any, engaged in connection with such litigation as provided for in the next succeeding sentence.

Buyer agrees to reimburse Seller, upon demand, for Seller's legal expenses in such litigation. Buyer shall pay all of the costs and expenses incurred by it in connection with the actions provided for in this Section 5.7, including, without limitation, all legal fees and expenses and court costs, and agrees to pay or reimburse Seller, upon demand, for Seller's legal expenses in connection with such litigation incurred on or after the Loan Sale Closing Date, including the dismissal thereof or withdrawal therefrom.

5.8.           Loans in Bankruptcy. In accordance with Bankruptcy Rule 3001(e), Buyer agrees to take all actions necessary to file within thirty (30) Business Days of the Loan Sale Closing Date, (i) proofs of claims in pending bankruptcy cases involving any Loans purchased for which Seller has not already filed a proof of claim, and (ii) all documents required by Rule 3001(e)(2) of the Federal Rules of Bankruptcy Procedure and to take all such similar actions as may be required in any relevant jurisdiction in any pending bankruptcy or insolvency case or proceeding in such jurisdiction involving any Loans purchased in order to evidence and assert Buyer's rights. Buyer shall prepare and provide to Seller within thirty (30) Business Days of the Loan Sale Closing Date, an Affidavit and Assignment of Claim or any similar forms as may be required in any relevant Foreign Jurisdiction and shall be acceptable to Seller, for each Loan purchased pursuant to this Agreement where a Borrower under such Loan is in bankruptcy at Closing. Buyer releases Seller from any claim, demand, suit or cause of action Buyer may have as a result of any action or inaction on the part of the Failed Bank or the Seller with respect to such Loan and Buyer further agrees to reimburse Seller for any cost or expense incurred by Seller as a result of Buyer's failure to file an Affidavit and Assignment of Claim or similar forms as required herein.

5.9.           Loan Related Insurance. As of the Loan Sale Closing Date, Buyer is responsible for having itself substituted as loss payee on all Loan related insurance in which the Failed Bank or Seller is currently listed as a loss payee. Any loss after the Loan Sale Closing Date to a Borrower, a participant in a Participated Loan, or to Buyer or to the value or collectibility of any Loan due to Seller's cancellation of any insurance is the sole responsibility of Buyer.

5.10.         Loans with Escrow Accounts and Security Deposits. Buyer agrees to assume, undertake and discharge any and all Obligations of the holder of the Loans with respect to any security deposit, escrow, maintenance of escrow and payments from escrow of monies paid by or on account of the Borrower, including monies held in account 215050 of NBBF's books and records.  If the successful bidder acquires Loan Pool NBF-1-07-010, Seller shall transfer to Buyer on the Loan Sale Closing Date that sum of monies held by Seller which represents undisbursed security deposits and escrow payments as of such date.  If the successful bidder acquires Loan Pool NBF-1-07-020, Seller shall transfer to Buyer on the Deconversion Date that sum of monies held by Seller which represents undisbursed security deposits and escrow payments as of that date.  Buyer shall be given a credit against the Purchase Price for the assumption of the liability for the security deposits and escrow deposits, as such liability appears on the books and records of NBBF as of the Calculation Date.

5.11.        Loans in which Seller was the Lead Lender in a Participated Loan. Buyer hereby agrees to assume the role of lead lender for any Loan in which a portion of the Loan was participated to one or more other entities and in which Seller was the lead lender as of the Loan Sale Closing Date. Buyer hereby agrees to accept any such Participated Loan subject to all participants' right, title and interest in such Participated Loan.

5.12.         Contracts for Deed. Buyer agrees to comply with all Obligations set forth in any Contract for Deed contained in any Loan Pool subject to this Agreement. Pursuant to the provisions of Section 3.1 hereof, Seller may require Buyer to prepare and furnish Special Warranty Deed(s) for Seller's approval and execution, conveying the real property subject to any such contract to Buyer. Title curative work, if required, shall be at Buyer's sole cost and expense.

5.13.          Leases.  Buyer agrees to comply with all Obligations set forth in any lease related to any Loan Pool subject to this Agreement.  Pursuant to the provisions of Section 3.1 hereof, Seller may require Buyer to prepare and furnish applicable Transfer Documents for Seller’s approval and execution.

5.14.         Files and Records. Buyer agrees to abide by all applicable state, federal and Foreign Jurisdiction laws, rules and regulations regarding the handling and maintenance of all documents and records relating to the Loans purchased hereunder including, but not limited to, the length of time such documents and records are to be retained. Buyer further agrees to:

(a)           Allow Seller the continuing right to use, inspect and make extracts from or copies of any such documents or records upon Seller's reasonable notice to Buyer.

(b)           Allow Seller the possession, custody and use of original documents for any lawful purpose and upon reasonable terms and conditions.

(c)           Give reasonable notice to Seller of Buyer's intention to destroy or dispose of any documents or files and to allow Seller, at its own expense, to recover the same from Buyer.

5.15.         Reimbursement for Use of Seller's Employees. In the event of litigation with respect to the Loans purchased by Buyer in which Seller or its employees are requested or required by subpoena, court order or otherwise, to perform any acts including, but not limited to, testifying in litigation, preparing responses to subpoenas or other legal process or pleadings, and/or performing any review of public or private records such as tracing funds, whether said litigation is commenced by Buyer or any other party, Seller shall be reimbursed by Buyer for the time expended by each of Seller's employees involved in the performance of said acts at the rate of the greater of $75.00 per hour per employee or the then prevailing hourly rate per employee charged by the Seller or the FDIC to perform such services, plus all associated travel, lodging and per diem costs. Seller shall, in its sole and absolute discretion, determine and assign the personnel necessary to perform said acts. Buyer also agrees to reimburse Seller for copies made in the course of performing said acts at the rate of 25 cents ($.25) per copy. Nothing in this section shall require Seller to provide Buyer with any information or service in this regard.

5.16.         Notice to Borrowers. Buyer or, at Seller's option, Seller shall promptly after the Loan Sale Closing Date, but in no event later than thirty (30) calendar days after the Loan Sale Closing Date, at its own cost and expense, give notice of this transfer to all Borrowers or Loan servicers, in the case of Borrowers located in the United States, by first class U.S. mail at their current or last known address of record or, in the case of Borrowers located in a Foreign Jurisdiction, in such manner as may be required under the laws of such jurisdiction in order to effectively give notice to such Borrowers of the transfer of the Loans. In the event there is no known address for a Borrower, no personal notice to that Borrower shall be necessary. Upon subsequently locating such Borrower, Buyer shall send such notice to such Borrower. Buyer shall be liable to Seller for any and all costs and expenses incurred by Seller as a result of Buyer's failure to comply with the provisions of this section. Such costs and expenses shall include, but not be limited to, salaries of Seller's personnel and other administrative expenses, the time expended by each of Seller's employees involved in the performance of said acts at the rate of the greater of $75.00 per hour per employee or the then prevailing hourly rate per employee charged by the Seller or the FDIC to perform such services, plus all associated travel, lodging and per diem costs. Seller shall, in its sole and absolute discretion, determine and assign the personnel necessary to perform said acts. Buyer also agrees to reimburse Seller for copies made in the course of performing said acts at the rate of 25 cents ($.25) per copy. Nothing in this section shall require Seller to provide Buyer with any information or service in this regard.

5.17.          Notice of Claim. Buyer shall immediately notify Seller of any claim, threatened claim or litigation against Seller or the Failed Bank arising out of any Loan contained in a Loan Pool purchased by Buyer that may come to its attention.

5.18.           Use of the FDIC's Name and Reservation of Statutory Powers. Buyer agrees that it will not use or permit the use by its agents, successors or assigns of any name or combination of letters that is similar to the FDIC or the Federal Deposit Insurance Corporation. Buyer will not represent or imply that it is affiliated with, authorized by or in any way related to the FDIC. Seller specifically permits Buyer to assert the statute of limitations established under 12 U.S.C. § l82l(d)(14) pursuant to the terms of the Assignment and Assumption of Interests and Obligations. However, Buyer acknowledges and agrees that the assignment of any Loan or Collateral Document pursuant to the terms of this Agreement shall not constitute the assignment of any other rights, powers or privileges granted to Seller pursuant to the provisions the Federal Deposit Insurance Act, including, without limitation, those granted pursuant to 12 U.S.C. § 182l(d), 12 U.S.C. § l823(e) and 12 U.S.C. § 1825, all such rights and powers being expressly reserved by Seller; nor, shall Buyer assert or attempt to assert any such right, power or privilege in any pending or future litigation involving any Loan purchased hereunder. Buyer and Seller agree and stipulate that breach of the provisions of this section will result in actual and substantial damages to Seller in an amount that cannot be determined with precision. It is therefore agreed that in the event of such breach, Buyer shall pay the sum of $25,000.00 to Seller for each such breach as liquidated damages, together with such fees and expenses as Seller may incur in preventing further or continuing breach of said provision and recovering liquidated damages. Notwithstanding the provisions of this section, the FDIC may also pursue any equitable remedy it may have for Buyer's breach of this covenant.

5.19.          Prior Servicer Information. Buyer acknowledges and agrees that Seller might not have access to information from prior servicers of a Loan and that Seller has not requested any information not in the possession of Seller or its servicing contractor from any prior servicer of a Loan. Buyer acknowledges and agrees that Seller will not be required under the terms of this Agreement to request any information from any prior servicer.

5.20.          Release of Seller. (a)  Except as otherwise specifically provided in Article VII of this Agreement, Buyer hereby releases and forever discharges Seller, the Failed Bank and the FDIC, all of their officers, directors, employees, agents, attorneys, contractors and representatives, and their successors, assigns and affiliates, from any and all claims (including any counterclaim or defensive claim), demands, causes of action, judgments or legal proceedings and remedies of whatever kind or nature that Buyer now has or might have in the future, whether now known or unknown, which are related in any manner whatsoever to the Loans and this Agreement.

(b)           Buyer agrees that it will not renew, extend, renegotiate, compromise, settle or release any Note or Loan or any right of Buyer founded upon or growing out of this Agreement, except upon payment in full thereof, unless all Borrowers on said Note or Loan shall first release and discharge the Failed Bank(s) and Seller and its agents and assigns (the "Released Parties") from all claims, demands and causes of action which any such Borrower may have against any such Released Party arising from or growing out of any act or omission occurring prior to the date of such release. If Buyer fails to obtain such release, Buyer agrees to protect, save and hold Seller harmless from any expense or damage Seller suffers that might have been prevented had Buyer obtained the release.

5.21.         Indemnification. Buyer agrees to pay, or reimburse to Seller, and to protect, indemnify, save and hold harmless Seller, Seller's agents and financial services advisor engaged in connection with the Loan Sale from and against any and all losses, liabilities, claims, causes of action, damages, demands, taxes, fees, costs and expenses of whatever kind, arising out of, incurred in connection with or otherwise relating to Buyer's actions or inactions in performing, or failure to perform, the obligations of Buyer set forth in this Agreement. Buyer further agrees to pay when due or promptly reimburse Seller for any fees, taxes, costs and expenses incurred by Seller in connection with the performance or nonperformance by Buyer of all of the obligations of Buyer specified herein.   Buyer further agrees to indemnify and hold Seller harmless against any and all claims, losses, liabilities, causes of action, damages, demands, taxes, fees, costs and expenses whatsoever arising from or related to the Inchoate Agreements, whether such claims are now known, arise after the date of the Agreement, or are discovered after the date of the Agreement.

5.22.         Borrower as Buyer. In the event that Buyer is the Borrower or a Related Party with respect to any Loan in the Loan Pool, then Buyer, on its own behalf and on behalf of any Related Party, agrees that it shall, and hereby does, release and discharge and agrees to indemnify, defend and hold harmless the Failed Bank(s), Seller and Seller's agents and employees from and against all claims, demands and causes of action arising out of any act or omission related to said Loan. Buyer acknowledges and agrees that it shall have no repurchase option on any Loan for which Buyer or a Related Party is the Borrower pursuant to Article VII of this Agreement. At Buyer's request, and upon preparation of appropriate documentation by Buyer in conformance with Section 3.1, Seller will release and discharge a Loan for which Buyer is the Borrower in lieu of assigning the same to Buyer. In any event, Seller will issue a 1099 to report any discharge of indebtedness in connection with the sale or release of the Loan to the Borrower or a Related Party in accordance with IRS regulations and FDIC policy.  Notwithstanding the foregoing, any failure by the FDIC to issue a 1099 does not relieve the Buyer of its responsibility to report the discharge of indebtedness in accordance with applicable federal tax law.

5.23.         Accounts Payable/Brokerage Commissions.  Buyer shall assume and be solely responsible for (i) all accounts payable by NBBF to suppliers of equipment as reflected in account number 207110 of NBBF's books and records, and (ii) all liabilities reflected in account number 290010 of NBBF's books and records which liabilities are primarily brokerage commissions payable by NBBF to equipment lease brokers.  Buyer shall be given a credit against the Purchase Price for the net liabilities assumed pursuant to this section as such net liabilities are calculated by netting assets against liabilities as they appear on the books and records of NBBF in account numbers 207110 and 290010 as of the Calculation Date.

5.24.           Payment of Taxes.   Buyer shall be responsible for payment of all Taxes.  Buyer shall be given a credit against the Purchase Price for the net liabilities for Taxes assumed pursuant to this section as such Taxes are calculated by netting assets against liabilities as they appear on the books and records of NBBF in account numbers 207100 and 207105 as of the Calculation Date.

5.25.          Assignment of Servicing Agreements.   Buyer will accept assignment of the Servicing Agreements, thereby becoming the servicer under the Servicing Agreements for loans serviced for third parties.  Buyer agrees to assume all obligations of the Servicer under the Servicing Agreements.  Seller will assign the Servicing Agreements to Buyer at no charge.

5.26.          Purchase of Platform-related Assets and Liabilities.    The Buyer of Loan Pool NBF-1-07-010 will purchase the Platform-related Assets and Liabilities from the Seller.  If the net balance of the Platform-related Assets and Liabilities as such items appear on the books and records of NBBF as of the Calculation Date is positive, the Buyer shall purchase the Platform-related Assets and Liabilities at their net Book Value, which shall be in addition to the Purchase Price, or if the net balance of the Platform-related Assets and Liabilities is negative, Buyer shall be given a credit against the Purchase Price for the Platform-related Assets and Liabilities assumed pursuant to this section.

Article VI
Loans Sold “As Is” and Without Recourse

6.1.           Loans Sold “As Is.” THE LOANS ARE SOLD "AS IS" AND "WITH ALL FAULTS," WITHOUT ANY REPRESENTATION, WARRANTY OR RECOURSE WHATSOEVER AS TO EITHER COLLECTIBILITY, CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE LOANS, THE STRATIFICATION OR PACKAGING OF THE LOANS, THE COLLATERAL OR THE  COLLATERAL DOCUMENTS.

6.2.           No Warranties or Representations with Respect to Escrow Accounts and Security Deposits. Seller makes no warranties or representation of any kind or nature as to (i) the sufficiency of funds held in any escrow account or security deposit to discharge any obligations related in any manner to an escrow obligation or a lease, (ii) the accuracy of the amount of any monies held in any escrow account or security deposit,  or (iii) the propriety of any previous disbursements or payments from any escrow account or security deposit.

6.3.           No Warranties or Representations as to Amounts of Unfunded Principal. Seller further makes no warranties or representation of any kind or nature as to the amount of any additional or future Disbursements of Principal Buyer is obligated to make.

6.4.           Disclaimer Regarding Calculation or Adjustment of Interest on any Loan. Seller makes no warranties or representation of any kind as to the accuracy of any calculation or adjustment of interest on any Loan, including, without limitation, any adjustable rate mortgage Loan, whether such calculation or adjustment is made by the Failed Bank, Seller, any agent or contractor of Seller, or any predecessor-in-interest of Seller or any other party.

6.5.           No Warranties or Representations With Regard to Due Diligence Data. Seller makes no warranties or representation of any kind as to the completeness or accuracy of any information provided by Seller with respect to any Loan. Buyer's exclusive remedies with respect to any inaccurate or incomplete information provided by Seller are an adjustment to the Purchase Price in accordance with Section 2.4 hereof or an option to repurchase under Article VII, and such exclusive remedies are available only if all other conditions therefor expressed in this Agreement have been met.

6.6.           Buyer’s Waiver of Cause of Action. Buyer hereby waives any right or cause of action it might now or in the future have against the Failed Bank(s) or Seller as a result of its purchase of the Loan Pool(s) subject to this Agreement; provided, however, that this waiver does not include any action taken as a result of Seller's failure to perform under the terms of this Agreement.

6.7.           Intervening or Missing Assignments. Buyer acknowledges and agrees that Seller shall have no obligation to secure or obtain any missing intervening assignment or any assignment to Seller that is not contained in the Loan File or among the Collateral Documents. Buyer shall have the sole responsibility and expense of securing any intervening assignment or any assignment to Seller that may be missing from the Collateral Documents from the appropriate source.

6.8           No Warranties or Representations as to Documents.  Seller makes no warranties or representations of any kind or nature as to the effectiveness or enforceability in any Foreign Jurisdiction of this Agreement, the Bill of Sale, the Assignment and Assumption of Interests and Obligations or any other document or instrument prepared in connection herewith, whether or not prepared and executed in the forms provided herewith, all of such forms being provided for reference only.

Article VII
Repurchase by Seller at Buyer's Option

7.1.           Repurchases at Buyer's Option. Buyer may, at its option, and upon satisfaction of the procedures and other requirements set forth below, require Seller to repurchase a Loan other than an Inchoate Agreement, if, and only if, prior to the Loan Sale Closing Date one of the following events set forth below has occurred. IN NO EVENT SHALL THE OCCURRENCE OF ANY SUCH EVENT BE EVIDENCE OF BAD FAITH, MISCONDUCT OR FRAUD EVEN IN THE EVENT THAT IT IS SHOWN THAT SELLER, IN ANY CAPACITY, ANY AGENT OF SELLER, ANY FAILED BANK OR ANY OF THEIR RESPECTIVE DIRECTORS, EMPLOYEES, OFFICERS OR AGENTS KNEW OR SHOULD HAVE KNOWN OF THE EXISTENCE OF ANY FACTS RELATING TO THE OCCURRENCE OF SUCH EVENT:

(a)           The Borrower had been discharged in a no asset bankruptcy proceeding and no collateral exists out of which the Loan may be satisfied and all guarantors or sureties of the Note, if any, or the obligations contained therein, have similarly been discharged in no asset bankruptcies.

(b)           A court of competent jurisdiction had entered a final judgment (other than a bankruptcy decree or judicial foreclosure order) holding that neither the Borrower nor any guarantors or sureties owe an enforceable obligation to pay the holder of the Note or its assignee(s).

(c)           The Failed Bank or Seller had executed and delivered to the Borrower a release of liability from all obligations under the Note.

(d)           A title defect exists in connection with the property which is the subject of a Contract for Deed and which title defect requires a prior order or judgment of a court to enable Buyer to convey title to such property in accordance with the terms and conditions set forth in the Contract for Deed.

(e)           Seller is not the owner of the Loan (or, in the case of a participation interest in a Loan, Seller is not the owner of the pro rata interest in such participation interest set forth on the attached Schedule of Loans).

(f)           The Mortgaged Property securing any Loan sold hereunder has Significant Environmental Contamination. Buyer's recourse with respect to this Section 7.1(f) shall be conditioned upon: (i) the presence of Significant Environmental Contamination not being disclosed in the Loan, Loan File or other material made available by Seller to Buyer prior to submission of a Bid; (ii) such Loan having a Book Value greater than $250,000.00 as of the Loan Sale Closing Date; and, (iii) Buyer delivering, along with the notice required by Section 7.4 hereof, the following, each of which must be satisfactory in form and substance to Seller in its sole discretion:

1.           A Phase I environmental assessment, from a qualified and reputable firm, of the Mortgaged Property securing the Loan; and,

2.           A Phase II environmental assessment or lead-based paint survey of such Mortgaged Property from a qualified and reputable firm, which assessment shall confirm (i) the existence of Significant Environmental Contamination on such Mortgaged Property and (ii) that the regulator is likely to require such remediation; and,

3.           Buyer shall have submitted a written certification of Buyer under penalty of perjury that no action has been taken by or on behalf of Buyer (i) to initiate foreclosure proceedings or (ii) to accept a deed-in-lieu-of-foreclosure in connection with such Loan.

(g)           The Failed Bank, its officers, directors or employees fraudulently caused the Borrower to receive less than all of the proceeds and benefits of a Note. Buyer's recourse with respect to this Section 7.1(g) shall be conditioned upon Buyer delivering, along with the notice required by Section 7.4 hereof, written evidence of such fraud, which evidence must be satisfactory in form and substance to Seller in its sole discretion.

7.2.           Securities Laws Right of Rescission. In the event that Buyer is entitled to and wishes to exercise its rescission rights under any federal or state securities law, Buyer shall deliver the notice required by Section 7.4 hereof, together with written evidence of the circumstances giving rise to Buyer's right to rescission, which evidence must be satisfactory in form and substance to Seller in its sole discretion.

7.3.           Defects not Qualifying for Repurchase. Neither the absence of any intervening assignment or any assignment to Seller, nor the existence of any lien, claim or encumbrance on the Loan or its Collateral, nor any defect in the lien or priority of Seller's security interest in the Collateral shall give rise to any claim for repurchase under this Article VII.

7.4.           Notice to Seller. Buyer shall notify Seller of each Loan with respect to which Buyer seeks repurchase. Such notice shall be on Buyer's letterhead paper and include the following information: (a) Buyer's tax identification number, (b) Buyer's wire transfer instructions, (c) the subsection under Section 7.1 hereof for which Buyer is seeking repurchase and (d) a summary of the reasons Buyer believes that the Loan(s) should be repurchased. The notice shall be accompanied by evidence supporting the basis for repurchase of such Loan. Promptly upon request by Seller, Buyer shall supply Seller with any additional evidence that Seller may require. Seller shall have no obligation to repurchase any Loan pursuant to this Article VII for which notice and all supporting evidence reasonably required by Seller have not been received by Seller at the addresses specified in Sections 8.2 and 8.3 hereof no later than the first Business Day after the expiration of 180 calendar days after the Loan Sale Closing Date, or in the case of a Contract for Deed, the first Business Day after the expiration of 360 calendar days after the Loan Sale Closing Date.

7.5.           Re-delivery of Note(s), Files and Documents. For any Loan that qualifies for repurchase under this Article, Buyer shall: (a) re-endorse or reassign and deliver the Note(s) to Seller, (b) reassign all Collateral Documents associated with such Loan and reconvey any real property subject to a Contract for Deed or transferred by quitclaim deed pursuant to Section 2.6 hereof, together with such other documents or instruments as shall be necessary or appropriate to convey the Loan back to Seller, (c) re-deliver to Seller the Loan File, along with any additional records compiled or accumulated by Buyer pertaining to the Loan, and (d) deliver to Seller a certification, notarized and executed under penalty of perjury by a duly authorized representative of Buyer, certifying that as of the date of repurchase none of the conditions relieving Seller of its obligation to repurchase the Loan(s) as specified in Section 7.6 hereof has occurred. The documents evidencing such reconveyance shall be substantially the same as those executed as of Closing pursuant to Article III of this Agreement. In all cases where Buyer recorded or filed among public records any document or instrument evidencing a transfer of the Loan to Buyer, Buyer shall cause to be recorded or filed among such records a similar document or instrument evidencing the reconveyance of the Loan to Seller. Upon compliance by Buyer with the provisions hereof, Seller shall pay to Buyer the Repurchase Price.

7.6.           Waiver of Buyer's Repurchase Option. Seller will be relieved of its obligation to repurchase any Loan for any reason set forth in subsections (a) through (g) of Section 7.1 hereof, if Buyer: (a) modifies any of the terms of the Loan (including the terms of any Collateral Document or Contract for Deed); (b) exercises forbearance with respect to any scheduled payment on the Loan; (c) accepts or executes new or modified lease documents assigned by Seller to Buyer; (d) sells, assigns or transfers the Loan or any interest therein; (e) fails to employ usual and customary care in the maintenance, collection, servicing and preservation of the Loan, including usual and customary delinquency prevention, collection procedures and protection of collateral as warranted; (f) initiates any litigation in connection with the Loan or the Mortgaged Property securing the Loan other than litigation to force payment or to realize on the Collateral securing the Loan; (g) completes any action with respect to foreclosure on, or accepts a deed-in-lieu of foreclosure for any Property securing the Loan; (h) causes, by action or inaction, the priority of title to the Loan, Mortgaged Property and other security for the Loan to be less than that conveyed by Seller; (i) causes, by action or inaction, the security for the Loan to be different than that conveyed by Seller, except as may be required by the terms of the Collateral Documents; (j) causes, by action or inaction, a claim of third parties to arise against Buyer that, as a result of repurchase under this Agreement, might be asserted against Seller; (k) causes, by action or inaction, a security interest, lien, pledge or charge of any nature to encumber the Loan to arise; (l) is the Borrower or any Related Party under such Loan; or (m) makes a disbursement other than an Advance.

Article VIII
Notices

8.1.           Notices. All notices or deliveries required or permitted hereunder shall be in writing and shall be deemed given when personally delivered to the individual hereinafter designated or when actually received by means of e-mail, facsimile, overnight mail or certified mail, return receipt requested, at the following address or such other address as either party may hereafter designate by notice to the other party, making specific reference to this Article VIII of this Agreement.  Any notice sent by facsimile must be confirmed by submission of an original or hard copy on the next Business Day following such notification.

8.2.           Article VII Notice. Notice required by Article VII (Repurchases at Buyer's Option) shall be delivered to:

SELLER:                Manager, Asset Claims Administration
FDIC Asset Claims Administration
550 17th Street, NW, (Rm. F-3054)
Washington, D.C. 20429-002
Facsimile: (202) 898-8916

Senior Counsel
FDIC Legal Division
Litigation Branch, Receivership Section
Special Issues Unit
3501 Fairfax Drive (Room E-7056)
Arlington, VA  22226

8.3.           All Other Notices.   Notice required by any other provision(s) of this Agreement shall be delivered to:

BUYER:                                LEAF Funding, LLC
                               1818 Market Street, 9th Floor
Philadelphia, PA  19103
Attention:                             Mr. Crit DeMent, CEO
                                                Telephone Number:            215-717-3357
Facsimile Number:               215-569-0675
E-mail  Address:                  cdement@leaf-finacial.com

SELLER:                 Federal Deposit Insurance Corporation
Franchise and Asset Marketing Branch
1601 Bryan Street
Dallas, Texas 75201

Federal Deposit Insurance Corporation
Regional Counsel, Litigation Branch
1601 Bryan Street
Dallas, Texas 75201

Article IX
Forfeiture of Earnest Money and Other Remedies

9.1           Failure to Close.  If for any reason, without fault of Seller, Buyer fails to consummate a purchase on the Loan Sale Closing Date, upon the terms and conditions set forth in this Agreement, Seller’s liquidated damages shall be the Earnest Money Deposit and all other funds deposited with Seller.  Buyer and Seller agree that the failure or refusal of Seller to alter or modify in any way, the terms or conditions of this Agreement or any other documents contained in the Bid Instructions shall not constitute fault on the part of Seller.  Nothing contained herein is intended to, nor shall it be construed to limit, in any way the right of Seller to seek any other right, remedy, relief or damages provided by law or equity.  Buyer shall not be liable for any of the foregoing damages if Buyer is forced to withdraw its Bid after award as the result of a supervisory directive given by the FDIC or other federal or state financial regulatory agency, provided that Seller shall be satisfied that such supervisory directive is legally effective.  In such event, Seller shall refund the Earnest Money Deposit and any other funds deposited with Seller.

 Article X
Miscellaneous Provisions

10.1.                      Severability. Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision hereof is unlawful, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Agreement and all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

10.2.                      Construction. Unless the context otherwise requires, singular nouns and pronouns when used herein, shall be deemed to include the plural and vice versa and impersonal pronouns shall be deemed to include the personal pronoun of the appropriate gender.

10.3.                      Survival. Each and every covenant made by Buyer or Seller in this Agreement shall survive the Closing and shall not merge into the closing documents, but instead shall be independently enforceable.

10.4.                      Governing Law. Federal law of the United States shall control this Agreement. To the extent that federal law does not supply a rule of decision, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Nothing in this Agreement will require any unlawful action or inaction by either party.

10.5.                      Cost, Fees and Expenses.   Except as otherwise provided herein, each party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants and counsel; provided that Buyer shall pay all fees, costs and expenses (other than attorneys' fees incurred by Seller) incurred in connection with the transfer to it of any Loan hereunder.

10.6.                      Nonwaiver, Amendment and Assignment.   No provision of this Agreement may be amended or waived except in writing executed by all of the parties to this Agreement. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, including the Attachments to this Agreement, shall be binding upon, and shall inure to the benefit of the undersigned parties and their respective heirs, executors, administrators, representatives, successors and assigns. Notwithstanding the foregoing, this Agreement may not be transferred or assigned without the express prior written consent of Seller (and any attempted assignment without such consent shall be void).

10.7.                      Drafting Presumption. This Agreement will be construed fairly as to each party regardless of which party drafted it.

10.8.                      Controlling Agreement. Seller and Buyer hereby acknowledge and agree that this Agreement shall in all instances be the controlling document with respect to the terms of the sale and transfer of the Loans, Collateral Documents and Collateral, and the assignment and assumption of all obligations thereunder. In the event of a conflict between the terms of this Agreement and the terms of any other document or instrument executed in connection herewith and with the transactions contemplated hereby, including, without limitation, any translation into a foreign language of this Agreement, any Collateral Document, or any other document or instrument executed in connection herewith which is prepared for notarization, filing or any other purpose, the terms of this Agreement shall control, and furthermore, the terms of this Agreement shall in no way be or be deemed to be amended, modified or otherwise affected in any manner by the terms of such other document or instrument.

10.9.                      Venue.   Buyer and Seller each hereby irrevocably and unconditionally agree that any legal action arising under or in connection with the sale, this Agreement or the transactions contemplated hereby are to be instituted in the United States District Court in and for the District of Columbia.

10.10.                      Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10.11.                      Waiver of Jury Trial.   Buyer and Seller each hereby irrevocably and unconditionally waive any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, arising out of or relating to or in connection with the sale of the Loans, this Agreement or any transaction contemplated hereby.

10.12.                      Incorporation by Reference.  The Bid Package shall be considered part of this Agreement as if fully set forth herein.

BUYER:                                                                SELLER

                              FEDERAL DEPOSIT INSURANCE
LEAF FUNDING, LLC                                       CORPORATION AS RECEIVER OF
                                      NETBANK

By:                                                      By:

Name:                                                                Name:

Title:                                          Title:                  Attorney-in-Fact